Exhibit (h)(2)

TRANSFER AGENCY AGREEMENT

AMENDED FEE SCHEDULE

          THIS AMENDMENT is made as of November 30, 2009 to the Transfer Agency Agreement dated February 1, 1988, as amended (the “Agreement”), by and between Transamerica Funds (the “Trust”) and Transamerica Fund Services, Inc. (the “Transfer Agent”).

WHEREAS, Section 5(b) of the Agreement provides that the agreed upon compensation may be changed from time to time by the parties by attaching an amended Fee Schedule;

WHEREAS, the Board of Trustees of the Trust approved the following fees at its meetings held on July 21, 2009 and September 18, 2009;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereto, the parties agree as follows:

For its services as Transfer Agent, Transamerica Fund Services, Inc. shall receive fees from the Trust on behalf of each of its series (or class thereof) (the “fund”) as follows*:

Each fund pays the Transfer Agent an annual per-account charge of $19.60 for each open account and $1.50 for each closed account. There is no new account charge. For the funds that offer Class P and Class I shares, each of those funds pay the Transfer Agent: (i) a $19.60 fee per direct open account; (ii) an $8.00 fee per networked open account; (iii) a $1.50 fee per closed account: (iv) an annual omnibus service fee of $35,000; and (v) applicable out-of-pocket expenses, including the cost of sub-transfer agent expenses. Each fund that offers Class I shares may also pay a 0.10% sub-transfer agent fee for shareholder and recordkeeping services to firms that maintain applicable agreements with TFS.

* Less the amount of credits, if any, received or applied to the Transfer Agent from DST Systems, Inc. for brokerage of portfolio transactions of the Fund placed by or through a broker/dealer affiliated with DST Systems, Inc. The additional costs of Quarterly Shareholder Statements and postage will be charged to the Fund as an out-of-pocket expense.

TRANSAMERICA FUNDS	TRANSAMERICA FUND SERVICES, INC.

/s/ Christopher A. Staples	/s/ Brenda L. Smith

Christopher A. Staples	Brenda L. Smith
Vice President	Senior Vice President